                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 14A

  Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                                     1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement

[_] Confidential, For Use of the Commission Only (as Permitted by Rule 14a-
    6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to 14a-11(c) or 14a-12

                        SUNSTONE HOTEL INVESTORS, INC.
               (Name of Registrant as Specified in Its Charter)

   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies: N/A

    (2) Aggregate number of securities to which transaction applies: N/A

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): N/A

    (4) Proposed maximum aggregate value of transaction: N/A

    (5) Total fee paid: N/A

[_] Fee paid previously with preliminary materials. N/A

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount previously paid: N/A

    (2) Form, Schedule or Registration Statement No: N/A

    (3) Filing Party: N/A

    (4) Date Filed: N/A

[LOGO OF SUNSTONE HOTEL INVESTORS]

TO THE STOCKHOLDERS OF SUNSTONE HOTEL INVESTORS, INC.

  You are cordially invited to attend the Annual Meeting of Stockholders of Sunstone Hotel Investors, Inc. ("Sunstone" or the "Company") on Monday, May 24, 1999, at 9:00 a.m. Pacific Standard Time. The Annual Meeting will be held at the Corporate offices, located at 903 Calle Amanecer, San Clemente, CA 92673.

  At the meeting you will be asked to consider and vote upon the election of three individuals to serve on the Company's Board of Directors until 2002.

  Whether or not you plan to attend the Annual Meeting, please mark, sign, date and return the enclosed proxy card promptly in the accompanying postage pre-paid envelope. By returning the proxy card, you can help the Company avoid the expense of duplicate proxy solicitations and possibly having to reschedule the Annual Meeting if a quorum of the outstanding shares is not present or represented by proxy. If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so simply by voting in person at the Annual Meeting.

March 24, 1999


                                          /s/ ROBERT A. ALTER
                                          -------------------------
                                          ROBERT A. ALTER
                                          Chairman and President

903 Calle Amanecer
San Clemente, CA 92673-6212
(949) 369-4000

                        SUNSTONE HOTEL INVESTORS, INC.

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 MAY 24, 1999

To the Stockholders of Sunstone Hotel Investors, Inc.:

  Notice is hereby given that the 1999 Annual Meeting of Stockholders (the "Annual Meeting") of Sunstone Hotel Investors, Inc. ("Sunstone" or the "Company"), will be held at the Corporate offices, located at 903 Calle Amanecer, San Clemente, CA 92673, commencing at 9:00 a.m. Pacific Standard Time, on May 24, 1999 for the following purposes:

    1. To elect three directors to serve for three-year terms until the 2002 Annual Meeting; and

    2. To conduct such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

  The close of business on April 12, 1999 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. Only stockholders of record at such time will be so entitled to vote.

  You are cordially invited to attend the Annual Meeting in person. Even if you plan to attend the Annual Meeting, please promptly complete, sign, date and return the enclosed proxy card in the enclosed self-addressed, postage pre-paid envelope. It will assist us in keeping down the expenses of the Annual Meeting if all stockholders, whether you own a few shares or many shares, return your signed proxies promptly.

                            YOUR VOTE IS IMPORTANT.

  A majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting must be represented at the Annual Meeting, in person or by proxy, in order to constitute a quorum at the annual meeting. Please return your proxy card in order to ensure that a quorum is obtained and to avoid the additional costs to the Company of adjourning the Annual Meeting and resoliciting proxies.

                                          By Order of the Board of Directors,

                                          /s/ ROBERT A. ALTER
                                          -----------------------
                                          ROBERT A. ALTER
                                          Secretary

San Clemente, California
March 24, 1999

                        SUNSTONE HOTEL INVESTORS, INC.
                              903 Calle Amanecer
                            San Clemente, CA 92673

                        ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 24, 1999

                               ----------------

                                PROXY STATEMENT

                               ----------------

                              GENERAL INFORMATION

  This Proxy Statement is furnished to stockholders of Sunstone Hotel Investors, Inc., a Maryland corporation ("Sunstone" or the "Company"), in connection with the solicitation of proxies by the Board of Directors for use at the Annual Meeting of Stockholders to be held on Monday, May 24, 1999, at 9:00 a.m. Pacific Standard Time, and at any and all adjournments or postponements thereof for the purposes set forth in the Notice of Annual Meeting accompanying this Proxy Statement. The Annual Meeting will be held at the Corporate offices located at 903 Calle Amanecer, San Clemente, CA 92673.

  These proxy solicitation materials are first being mailed on or about April 15, 1999 to all stockholders entitled to vote at the Annual Meeting.

Revocability of Proxies

  Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company (sent to the attention of Robert A. Alter) a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

Voting and Solicitation

  The solicitation of proxies will be conducted by mail and the Company will bear all attendant costs. These costs will include reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Annual Meeting to beneficial owners of the Company's Common Stock. In addition, the Company has retained Chase Mellon Shareholder Services, LLC to act as a proxy solicitor in conjunction with the Annual Meeting. Under the terms of an agreement dated March 22, 1999, the Company has agreed to pay $4,500 to Chase Mellon Shareholder Services, LLC for proxy solicitation services. The Company may conduct further solicitation personally or telephonically through its officers, directors and regular employees, none of whom will receive additional compensation for assisting with the solicitation.

  Only stockholders of record at the close of business on April 12, 1999 are entitled to notice of and to vote at the Annual Meeting. As of March 24, 1999, 37,638,427 shares of Common Stock were issued and outstanding and 250,000 shares of Preferred Stock which vote on an as converted basis as 1,699,605 shares of Common Stock. On each matter to be considered at the Annual Meeting, stockholders will be entitled to cast one vote for each share of Common Stock held of record on April 12, 1999. The Company's Bylaws do not provide for cumulative voting by stockholders.

  A majority of the shares of Common Stock entitled to vote will constitute a quorum for the transaction of business at the Annual Meeting. Each matter to be submitted to a vote of the stockholders, other than the election of directors and certain extraordinary matters such as charter amendments, must be approved by a majority of all the votes cast on such matter at the Annual Meeting. Directors shall be elected by a plurality of the votes cast. Certain extraordinary actions must be approved by a majority or more of all votes entitled to be cast. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but have no legal effect under Maryland law. The Company intends to count abstentions as present or represented for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions will not be counted for purposes of determining whether a proposal requires approval by a majority or more of the votes entitled to be cast, in which case an abstention will have the same effect as a negative vote. The Company also intends to count broker non-votes as present or represented for purposes of determining the presence or absence of a quorum for the transaction of business. Broker non-votes will also not be counted for purposes of determining whether a proposal has been approved unless such proposal requires approval by a majority or more of the votes entitled to be cast, in which case broker non-votes will have the same effect as negative votes.

  The shares represented by all valid proxies will be voted in accordance with the specifications therein. Unless otherwise directed in the proxy, the persons named therein will vote FOR the election of the three nominees listed below. The Board of Directors knows of no other matters likely to be brought before the Annual Meeting other than those mentioned above. However, if any other matters, not now known or determined, properly come before the meeting or any adjournments or postponements thereof, the persons named in the enclosed form of Proxy will vote such Proxy in accordance with their best judgment in such matters pursuant to discretionary authority granted in the Proxy.

                                  PROPOSAL 1:

                             ELECTION OF DIRECTORS

  The Articles of Incorporation of the Company provide for the Company's Board of Directors to be divided into three classes, as nearly equal in number as is reasonably possible, serving staggered tiers so that directors' terms will expire either at the 2000 (Class II), 2001 (Class I) or 2002 (Class III) Annual Meeting of Stockholders. The preceding notwithstanding, directors serve until their successors have been duly elected and qualified or until they resign, become disqualified or disabled, or are otherwise removed. The following persons shall be designated as nominees to serve as Class III directors of the Company until the 2002 Annual Meeting: Messrs. Enever, Lambert and Sondker. If any of such nominees should unexpectedly become unavailable for election, proxies will be voted for the election of persons selected as nominees in their place by the Board of Directors.

Recommendation of the Board of Directors

  The Board of Directors recommends that the stockholders vote FOR the election of each of Messrs. Enever, Lambert and Sondker to serve as directors of the Company until the 2002 Annual Meeting, at which time their successors will be elected and qualified.

  Certain information about Messrs. Enever, Lambert and Sondker is set forth below.

                                                                      Director
Name                               Age      Principal Occupation       Since
----                               ---      --------------------      --------
C. Robert Enever..................  71            Retired               1994

David E. Lambert                    46    Chief Executive Officer,      1995
 (/1/)(/2/)(/3/)(/4/).............     Enso Audio Imaging Corporation

Edward H. Sondker (/2/)(/3/)......  51         President and            1995
                                          Chief Executive Officer,
                                        Bay View Capital Corporation

--------
(1)Member of the Executive Committee
(2)Member of the Compensation Committee
(3)Member of the Audit Committee
(4)Member of the Lessee Special Assessment Committee

  Mr. Enever has served as a director since September 1994. Mr. Enever is retired but currently manages a portfolio of real estate and securities investments. From 1971 until his retirement, Mr. Enever was engaged in real estate development management and ownership, through several owned entities. Before that he had a career in financial analysis, pricing and international operations with Ford Motor Company. Mr. Enever holds a Bachelor of Science degree in Economics from the University of London, a C.P.A. from the State of Illinois and a Masters Degree in Business Administration (with distinction) in Finance and Accounting from Northwestern University.

  Mr. Lambert has served as a director since August 1995. Mr. Lambert also serves as Chairman of the Compensation Committee. Since February 1999, Mr. Lambert has served as Chief Executive Officer of Enso Audio Imaging Corporation. Prior to joining Enso Audio Imaging Corporation, Mr. Lambert was Executive Vice President of Preview Travel, Inc., from June 1995, a San Francisco Bay Area company in the online travel business and media production and syndication business. Prior to joining Preview Travel, Mr. Lambert had served as Executive Vice President and Chief Financial Officer of Excalibur Technologies Corporation, a publicly-traded computer software company from 1992 to 1995. Prior to joining Excalibur Technologies, Mr. Lambert served as a private consultant in marketing, strategic planning, operations and computer systems from 1991 to 1992 and as Chairman of the Board, President and Chief Executive Officer of Grand American Fare, Inc., a $30 million restaurant company, from 1985 to 1991. From 1981 to 1985, Mr. Lambert served as Executive Vice President of Colony Hotels and Resorts, a subsidiary of Radisson Hotels. Mr. Lambert holds Bachelor of Arts degrees in Physics and Math from Occidental College and a Masters in Business Administration from the University of California, Los Angeles, and is a licensed California real estate broker.

  Mr. Sondker has served as a director since August 1995. Also since August 1995, Mr. Sondker has served as President and Chief Executive Officer of Bay View Capital Corporation, a publicly-traded bank holding company located in the San Francisco Bay Area. Prior to joining Bay View Capital Corporation, Mr. Sondker served from 1990 through June 1995 as the President and Chief Executive Officer of Independence One Bank of California. During the fifteen years prior to that time, Mr. Sondker served in senior executive positions with several independent financial institutions having assets ranging in size from $200 million to over $1 billion. Mr. Sondker holds both a Bachelor of Arts and a J.D. degree from Washburn University. Mr. Sondker currently is a director of Bay Area Council, a public policy forum for businesses in San Francisco, California.

Directors Continuing To Serve Until 2000

                                                                       Director
Name                               Age      Principal Occupation        Since
----                               ---      --------------------       --------
Charles L. Biederman..............  65        Vice Chairman and          1994
                                          Executive Vice President,
                                       Sunstone Hotel Investors, Inc.,
                                                 President,
                                            Woodstone Homes, Inc.
H. Raymond Bingham (/2/)(/3/).....  54  Executive Vice President and     1995
                                          Chief Financial Officer,
                                           Cadence Design Systems
Laurence S. Geller (/1/)(/4/).....  51    Chief Executive Officer,       1996
                                               Strategic Hotel
                                            Capital Incorporated

--------
(1) Member of the Executive Committee
(2) Member of the Compensation Committee
(3) Member of the Audit Committee
(4) Member of the Lessee Special Assessment Committee

  Mr. Biederman has served as Executive Vice President and a director since September 1994. Mr. Biederman has also served as Vice Chairman of the Board of Directors since January 1998. From 1990 until August 1995, Mr. Biederman served as Executive Vice President of Sunstone Hotel Management, Inc. (the "Management Company"). Mr. Biederman has previously served as President of Provident Development Group Corporation, a Florida corporation engaged in the design, development and sale of luxury homes in South Florida, from 1989 until 1992 and as President and Vice President of Colorado Home Improvements, Inc., a Colorado corporation engaged in general contracting, renovation and related services for existing homes in the Denver, Colorado area, since 1989. From 1974 to 1996, Mr. Biederman was Vice President of Robert Rose and Associates, and President of NDH. He is currently the President of Woodstone Homes, Inc., a Colorado corporation engaged in luxury home construction in the Vail, Colorado area, President of C.L.B., Inc., a director of One Liberty Properties, Inc., a New York-based real estate investment trust specializing in the purchase and leasing of single tenant net leased properties throughout the United States. Mr. Biederman has been engaged in the real estate development business since 1962. Mr. Biederman holds a Bachelor of Arts degree from Colgate University and a Bachelor of Architecture and a Masters in Architecture from Columbia University and is a registered architect.

  Mr. Bingham has served as a director since August 1995. Mr. Bingham also serves as Chairman of the Audit Committee. Since 1993, Mr. Bingham has served as the Executive Vice President and Chief Financial Officer of Cadence Design Systems, a publicly traded computer aided design company. Prior to joining Cadence Design Systems, Mr. Bingham served as Executive Vice President and Chief Financial Officer of Red Lion Hotels & Inns for eight years. Mr. Bingham is currently a director of WTD Industries, a wood products and wood mills company, and IMS, a test equipment and manufacturing company. Mr. Bingham is the former Chairman of the American Hotel & Motel Association Industry Real Estate Finance Council and a former Director of the National Realty Committee. Mr. Bingham holds a Bachelor of Science degree in Economics from Weber State College and a Masters in Business Administration from Harvard Business School.

  Laurence Geller has served as a director since November 1996. Since May, 1997, Mr. Geller has been Chief Executive Officer of Strategic Hotel Capital Incorporated. From 1989 to 1997, Mr. Geller was Chairman of Geller & Co., a hotel-industry consulting firm based in Chicago, Illinois. From 1984 through December 1989, Mr. Geller served as the Executive Vice President and Chief Operating Officer of Hyatt Development Corporation, a developer of domestic and international hotels and resorts, and from 1976 to 1981, as a Senior Vice President of Holiday Inns, Inc. Mr. Geller serves as a consultant to the Company pursuant to a consulting agreement entered into in July 1996. Mr. Geller is a graduate of the Ealing Technical College (U.K.) in Hotel Management and Catering.

Directors Continuing To Serve Until 2001

                                                                      Director
Name                       Age          Principal Occupation           Since
----                       ---          --------------------          --------
Robert A. Alter (/1/).....  48          Chairman, President,            1994
                                      Chief Executive Officer
                                           and Secretary,
                                   Sunstone Hotel Investors, Inc.
Fredric H. Gould
 (/2/)(/3/)(/4/)..........  63 General Partner, Gould Investors, L.P.   1995

Paul D. Kazilionis........  41         Managing Principal of            1997
                                         Westbrook Partners

--------
(1) Member of the Executive Committee
(2) Member of the Compensation Committee
(3) Member of the Audit Committee
(4) Member of the Lessee Special Assessment Committee

  Mr. Alter has served as President, Secretary, Chief Executive Officer and Chairman of the Board since August 1994. From 1990 until August 1995, Mr. Alter served as President of the Management Company, which currently manages all of the hotels owned by the Company. Mr. Alter also serves as chairman of the board of directors of both the Management Company and Sunstone Hotel Properties, Inc., the lessee of all the hotels owned by the Company. Mr. Alter has been engaged in the hotel ownership, development and management business since 1976. Mr. Alter is a Certified Hotel Administrator, as designated by the American Hotel and Motel Association, and is a past President and a former member of the Board of Directors of the International Association of Holiday Inns, the franchisee association for Holiday Inn hotels. Mr. Alter is President of Riverside Hotel Partners and a Partner of Southeast Aurora Hotel Venture. Mr. Alter holds a Bachelor of Science degree in Hotel Administration from Cornell University.

  Mr. Gould has served as a director since August 1995. Mr. Gould has served for the past seven years as General Partner of Gould Investors L.P., a master limited partnership engaged in the ownership and operation of various types of income-producing real property located throughout the United States and which holds substantial interests in publicly held real estate investment trusts and savings and commercial banks. In addition, Mr. Gould is currently the Chairman of the Board of Trustees of BRT Realty Trust, a publicly-traded mortgage real estate investment trust, Chairman of the Board of Directors of One Liberty Properties, Inc., President of REIT Management Corporation, President of Majestic Property Management Corporation and Chairman of Georgetown Partners, Inc. Mr. Gould holds a Bachelor of Business Administration from Lehigh University and an L.L.B. from New York Law School.

  Mr. Kazilionis has served as a director since October 1997. From April 1994 until the present, Mr. Kazilionis has been a Managing Principal of Westbrook Real Estate Partners, L.L.C., a real estate investment management company. Prior to co-founding Westbrook Partners, Mr. Kazilionis spent 12 years at Morgan Stanley and Company serving most recently as Managing Director and President of the General Partner of the Morgan Stanley Real Estate Fund, through which Morgan Stanley conducted its principal real estate investment activities. Mr. Kazilionis is also a Director of Berkshire Realty Company, Inc. and Sarakreek Holding, N.V. Mr. Kazilionis received a Bachelor of Arts degree from Colby College in 1979 and a Masters in Business Administration degree from the Amos Tuck School of Business Administration at Dartmouth College in 1982. Mr. Kazilionis is a member of the Dartmouth College real estate advisory committee.

  There is no family relationship between any director or executive officer of the Company.

The Board of Directors and its Committees

  The Board of Directors has four committees: the Audit Committee, the Compensation Committee, the Lessee Special Assessment Committee and the Executive Committee. During the 1998 fiscal year, Sunstone's Board of Directors held nine (9) meetings. No incumbent Director attended fewer than 75% of the aggregate meetings of the Board of Directors and meetings of the committees of the Board on which he served other than Mr. Kazilionis who did not attend any meetings. Westbrook Partners did send a representative to each Board meeting who was granted observation rights.

  The Audit Committee, which held three meetings during fiscal 1998, consists of Fredric H. Gould, H. Raymond Bingham, David E. Lambert and Edward H. Sondker. The Audit Committee recommends engagement of the Company's independent accountants and is primarily responsible for approving the services performed by the Company's independent accountants and for reviewing and evaluating the Company's accounting principles and its system of internal accounting controls.

  The Compensation Committee of the Board of Directors consists of Fredric H. Gould, H. Raymond Bingham, David E. Lambert and Edward H. Sondker. The Compensation Committee held one meeting during fiscal 1998. The Compensation Committee is responsible for administering the Company's 1994 Stock Incentive Plan and other Stock Option Plans. The Compensation Committee determines recipients of awards, sets the exercise price of options granted and determines the terms, provisions and conditions of all rights granted under such plan. This Committee also reviews and approves the Company's general compensation policies and determines the recipients of and the amount of cash bonuses to be paid to key management.

  The Executive Committee held one meeting during fiscal year 1998. Its members are Robert A. Alter, David E. Lambert and Laurence S. Geller. The Executive Committee has the right to exercise all powers of the Board of Directors except those powers, which, by law, or under the Charter or Bylaws of the Corporation, cannot be delegated to a committee of the Board of Directors. However, its current function is to review the construction budgets for hotels being renovated by the Company and analyze whether amendments should be made to the Percentage Leases with Sunstone Hotel Properties, as lessee.

  The Board of Directors formed the Lessee Special Assessment Committee in September 1998 with David E. Lambert, as Chairman, Laurence Geller and Fredric Gould. The Committee held four meetings during 1998. The Committee was formed in order to study a possible restructuring of the relationship between the Company and the Lessee.

Director Remuneration

  Directors who are not employees of the Company or one of its subsidiaries receive a cash payment of $2,500 for each quarterly Board meeting attended, and $1,000 for each special Board meeting attended. Directors who are employees will not receive such a payment in connection with their attendance at any quarterly or special meeting of the Board. However, the Company reimburses all directors for their out-of-pocket expenses incurred in connection with their services on the Board of Directors.

  Non-employee directors are also eligible to participate in the Company's 1994 Directors Plan (the "Directors Plan"), which consists of two programs:
(i) the Automatic Option Grant Program pursuant to which options to purchase shares of Common Stock are automatically granted at periodic intervals, and
(ii) the Automatic Stock Issuance Program under which direct issuances of Common Stock are automatically made at periodic intervals in consideration of the non-employee director's service on the Board.

  Under the Directors Plan, automatic option grants and direct stock issuances are made upon the occurrence of each of the following three events. First, following an individual's initial election to serve as a non-employee Board member, he or she receives an option to purchase 1,500 shares of Common Stock and a direct issuance of 1,500 shares of Common Stock on the date of the first Board meeting held after the annual stockholders meeting at which that individual was elected to the Board of Directors. Second, each continuing non-employee Board member receives an additional option to purchase 1,500 shares of Common Stock and an additional issuance of 1,500 shares of Common Stock on each anniversary of the later of (a) August 10, 1995, or (b) the date on which the non-employee Board member was first elected or appointed to the Board of Directors, if such Board member continues to serve on the Board of Directors through such anniversary date. Third, each individual who ceases to serve as a Board member but is subsequently re-elected or re-appointed to the Board of Directors will be granted an option to purchase 1,500 shares of Common Stock and a direct issuance of 1,500 shares of Common Stock on the date of the first Board meeting held after the annual stockholders meeting at which that individual is re-elected, provided that individual continues to serve as a non-employee Board member through the date of such Board meeting.

  Options are granted under the Automatic Option Grant Program at an exercise price per share equal to the fair market value per share of Common Stock on the option grant date. Each option has a maximum term of ten years. Each automatic option grant is immediately exercisable for fully vested shares of Common Stock. The automatic option grant remains exercisable until the expiration date of such option, whether or not the optionee continues to serve as a Board member, unless terminated in connection with an acquisition of the Company by merger or asset sale.

  Each direct stock issuance is subject to a six-month vesting schedule. Should the non-employee Board member cease to remain in Board service prior to the expiration of the six-month vesting period, then all shares subject to the issuance must be surrendered to the Company for cancellation, and the Board member will have no further rights with respect to those shares.

  In the event that the Company is acquired by merger or asset sale, each outstanding option under the Automatic Option Grant Program which is not to be assumed by the successor corporation will terminate and cease to be outstanding and each outstanding direct stock issuance under the Automatic Stock Issuance Program will immediately vest in full.

  Neither Mr. Alter nor Mr. Biederman received any compensation as a director, other than reimbursement for their out-of-pocket expenses incurred in connection with their attendance at meetings of the Board of Directors.

                                 OTHER MATTERS

  The Company knows of no other matters to be brought before the Annual Meeting. If any other business should properly come before the Annual Meeting, the persons named in the proxy intend to vote thereon in accordance with their best judgment.

                            OWNERSHIP OF SECURITIES

  The following table sets forth information concerning the beneficial ownership of shares of the Company's Common Stock by (i) each beneficial owner of more than 5% of the outstanding shares of Common Stock; (ii) each director and nominee of the Company, (iii) the executive officers named in the Summary Compensation Table below; and (iv) by all current directors and executive officers of the Company as a group. This information is presented as of March 24, 1999. The number of shares of Common Stock includes the number of shares of Common Stock into which Units may be redeemed in certain circumstances. Except as otherwise noted, each beneficial owner listed has sole investment and voting power with respect to the Common Stock indicated.

 Name of Individual or                                     Number of Shares
  Number of Persons on           Position with             of Common Stock           Percent
         Group                      Company            Beneficially Owned (/1/)      of Class
 ---------------------           -------------         ------------------------      --------
Westbrook Real Estate                                         3,989,867 (/2/)           9.6%
 Fund I, L.P.
 Westbrook Real Estate
 Co-Investment
 Partnership I, L.P.
 c/o Westbrook Partners
 599 Lexington Avenue,
 Suite 3800
 New York, NY 10022

Robert A. Alter......... President, Secretary,                  427,564 (/3/)           1.0
                         Chief Executive Officer
                         and Director

Charles L. Biederman.... Executive Vice President               462,047 (/4/)           1.1
                         and Director

R. Terrence Crowley..... Chief Operating Officer                 20,000 (/5/)             *

Kenneth J. Biehl........ Chief Financial Officer (/6/)            3,000 (/5/)             *

H. Raymond Bingham...... Director                                12,038 (/7/)             *

C. Robert Enever........ Director                               194,140 (/8/)             *

Laurence S. Geller...... Director                                70,250 (/9/)             *

Fredric H. Gould........ Director                                39,538 (/10/)            *

David E. Lambert........ Director                                18,334 (/11/)            *

Paul D. Kazilionis...... Director                             3,989,867 (/2/)(/12/)     9.6

Edward H. Sondker....... Director                                14,138 (/13/)            *

All current directors
 and executive officers
 as a group (11
 persons)...............                                      5,250,916 (/14/)         12.7

--------
    *Less than one percent

 (1) Sunstone Hotel Investors, L.P. (the "Partnership") had 39,710,677 Common Units and 250,000 Preferred Units of partnership interests outstanding as of March 24 1999, of which 37,638,427 Common Units and all of the Preferred Units were owned by the Company, corresponding to the number of shares of Common Stock or 250,000 shares of convertible Preferred Stock outstanding as of that date, and 2,072,250 by other limited partners. Each of the Common Units are redeemable pursuant to certain redemption rights (the "Redemption Rights") on a one-for-one basis for shares of Common Stock. The number and percentages set forth above assumes that all Units held by the person are redeemed for shares of Common Stock. The total number of shares of Common Stock outstanding used in calculating the percentage assumes that all convertible Preferred Stock is converted and all of the Units held by other persons are redeemed for shares of Common Stock.

 (2) Includes (i) 1,699,605 shares of Common Stock initially issuable to the Westbrook Funds upon conversion of Preferred Stock, subject to adjustment in certain events and (ii) 3,000 shares of Common Stock underlying stock options granted pursuant to the Directors Plan which are currently exercisable or which become exercisable within 60 days after March 24, 1999.

 (3) Includes (i) 42,000 shares of Common Stock underlying stock options granted pursuant to the Incentive Plan which are currently exercisable or which become exercisable within 60 days after March 24, 1999 and (ii) 385,564 Partnership Units redeemable pursuant to the Redemption Rights on a one-for-one basis for shares of Common Stock, including 65,600 Partnership Units owned by Riverside Hotel Partners of which Mr. Alter has an 82% interest and 1,003 Partnership Units owned by Alter Investment Group, Ltd.

 (4) Includes (i) 26,320 shares of Common Stock underlying stock options granted pursuant to the Incentive Plan which are currently exercisable or which become exercisable within 60 days after March 24, 1999 and (ii) 397,047 Partnership Units redeemable pursuant to the Redemption Rights on a one-for-one basis for shares of Common Stock, including 14,400 Partnership Units owned by Riverside Hotel Partners of which Mr. Biederman has an 18% interest.

 (5) Common Stock underlying stock options granted pursuant to the Incentive Plan which are currently exercisable or which become exercisable within 60 days after March 24, 1999.

 (6) Mr. Biehl resigned his position as Chief Financial Officer of the Company on February 26, 1999.

 (7) Includes 6,000 shares of Common Stock underlying stock options granted pursuant to the Directors Plan which are currently exercisable or which become exercisable within 60 days after March 24, 1999.

 (8) Includes (i) 3,000 shares of Common Stock underlying stock options granted pursuant to the Directors Plan which are currently exercisable or which become exercisable within 60 days after March 24, 1999, (ii) 61,049 Partnership Units redeemable pursuant to the Redemption Rights on a one-for-one basis for shares of Common Stock, (iii) 100,254 Partnership Units owned by Enever Rout Investment Group Ltd. redeemable on a one-for-one basis for shares of Common Stock and (iv) 20,799 shares of Common Stock owned by Mr. Enever's spouse.

 (9) Includes 54,500 shares of Common Stock underlying stock options which are currently exercisable or which become exercisable within 60 days after March 24, 1999, of which 50,000 were granted in connection with his consulting agreement with the Company pursuant to the Incentive Plan and 4,500 were granted pursuant to the Directors Plan.

(10) Includes (i) 1,500 shares of Common Stock underlying stock options granted pursuant to the Directors Plan which are currently exercisable or which become exercisable within 60 days after March 24, 1999 and (ii) 12,000 shares of Common Stock held by One Liberty Properties, Inc.

     of which Mr. Gould is Chairman of the Board, (ii) 3,000 shares held by BRT Pension Trust of which Mr. Gould is the Trustee, (iii) 3,000 Shares held by GIT Pension Trust of which Mr. Gould is the Trustee, (iv) 3,000 shares held by REIT Management Corporation Pension Trust of which Mr. Gould is the Trustee, (v) 3,000 shares held by REIT Management Corporation Profit Sharing Trust of which Mr. Gould is the Trustee.

(11) Includes 6,000 shares of Common Stock underlying stock options granted pursuant to the Directors Plan which are currently exercisable or which become exercisable within 60 days after March 24, 1999.

(12) Includes (i) 2,287,262 shares of Common Stock owned by the Westbrook Funds, (ii) 1,699,605 shares of Common Stock initially issuable to the Westbrook Funds upon conversion of the Preferred Stock, subject to adjustment in certain events and (iii) 3,000 shares of Common Stock underlying stock options granted pursuant to the Directors Plan which are currently exercisable or which become exercisable within 60 days after March 24, 1999. Mr. Kazilionis is a Managing Principal of Westbrook Partners, the General Partner of the Westbrook Funds.

(13) Includes (i) 6,000 shares of Common Stock underlying stock options granted pursuant to the Directors Plan which are currently exercisable or which become exercisable within 60 days after March 24, 1999 and (ii) 2,000 shares owned by the Sondker Family Trust.

(14) Includes (i) 171,320 shares of Common Stock underlying stock options granted pursuant to the Incentive Plan and the Directors Plan which are currently exercisable or which become exercisable within 60 days after March 24, 1999 and (ii) 964,713 Partnership Units redeemable pursuant to the Redemption Rights on a one-for-one basis for shares of Common Stock. Also includes the shares deemed to be beneficially owned by Mr. Kazilionis.

                EXECUTIVE COMPENSATION AND RELATED INFORMATION

Summary of Cash and Other Compensation

  The following table provides certain summary information concerning the compensation earned by the Company's Chief Executive Officer and each of the executive officers of the Company whose salary and bonus for the 1998 fiscal year was in excess of $100,000 for services rendered in all capacities to the Company and its subsidiaries for the fiscal years ended December 31, 1996, 1997 and 1998. Such individuals will be hereafter referred to as the "Named Executive Officers."

                                                                             Shares
   Name and Principal                                     Other Annual     Underlying        All Other
        Position         Year         Salary   Bonus   Compensation (/1/) Options (/2/)     Compensation
   ------------------    ----        -------- -------- ------------------ -------------     ------------
Robert A. Alter......... 1998        $120,000 $100,000       $5,064          527,600 (/3/)    $30,829 (/4/)
 President, Chief        1997         120,000  200,000        5,964          124,000           10,793 (/5/)
 Executive Officer and   1996          60,000  150,000        6,294          113,600            9,186 (/6/)
  Secretary

Charles L. Biederman.... 1998          30,000  200,000        3,386         119,400 (/3/)      21,747 (/7/)
 Executive Vice          1997          30,000  400,000        2,989          106,000            8,805 (/8/)
 President               1996          30,000  400,000        3,768           50,900           13,795 (/6/)

R. Terrence Crowley..... 1998         225,000  225,000        1,053              --             2,905 (/9/)
 Chief Operating Officer 1997 (/10/)   34,618   37,500          176          100,000              129 (/6/)

Kenneth J. Biehl........ 1998         161,497   26,289        1,053              --             2,160 (/6/)
 Chief Financial
  Officer (/11/)         1997 (/12/)  196,596   14,375          --            15,000            1,826 (/6/)

-------

 (1) Represents medical insurance premiums paid by the Company on behalf of the Named Executive Officers.

 (2) The options were granted under the Company's 1994 Stock Incentive Plan. See "Executive Compensation and Related Information--Option Grants in Last Fiscal Year."

 (3) Includes a total of 357,600 and 89,400 transferable warrants which were granted to Mr. Alter and Mr. Biederman, respectively, in replacement of previously granted options for the same number of shares, at the same exercise prices, which were cancelled as of September 25, 1998. See "Certain Transactions--Lessee SAR/Warrant Exchange Program."

 (4) Represents (i) life insurance premiums in the aggregate amount of $8,801 paid by the Company on behalf of Mr. Alter and (ii) a matching contribution of $22,028 made by the Company on behalf of Mr. Alter under the Company's Executive Deferred Compensation Plan.

 (5) Represents (i) life insurance premiums in the aggregate amount of $10,293 paid by the Company on behalf of Mr. Alter and (ii) a matching contribution of $500 made by the Company on behalf of Mr. Alter under the Company's 401(k) Plan.

 (6) Represents life insurance premiums paid by the Company on behalf of the Named Executive Officer.

 (7) Represents life insurance premiums in the aggregate amount of $8,235 paid by the Company on behalf of Mr. Biederman and (ii) a matching contribution of $13,512 made by the Company on behalf of Mr. Biederman under the Company's Executive Deferred Compensation Plan.

 (8) Represents (i) life insurance premiums in the aggregate amount of $8,235 paid by the Company on behalf of Mr. Biederman and (ii) a matching contribution of $570 made by the Company on behalf of Mr. Biederman under the Company's 401(k) Plan.

 (9) Represents (i) insurance premiums in the aggregate amount of $722 paid by the Company on behalf of Mr. Crowley and (ii) a matching contribution of $2,183 made by the Company on behalf of Mr. Crowley under the Company's Executive Deferred Compensation Plan.

(10) Mr. Crowley commenced employment with the Company on October 1, 1997.

(11) Mr. Biehl resigned his position as Chief Financial Officer of the Company on February 26, 1999.

(12) Mr. Biehl commenced employment with the Company on January 16, 1997. Prior to joining the Company, Mr. Biehl served as Chief Financial Officer of Sunstone Hotel Properties, Inc., the operator of the Company's hotels, from February 1996.

Stock Options

  The following table contains information concerning the grant of stock options and transferable warrants to the Named Executive Officers under the Company's 1994 Stock Incentive Plan for the fiscal year ended December 31, 1998.

              OPTION GRANTS/WARRANT ISSUANCES IN LAST FISCAL YEAR

                                            Individual Grants
                          --------------------------------------------------------------
                          Number of            Percent of                                 Potential Realizable
                          Securities          Total Options                              Value at Assumed Annual
                          Underlying            Granted/                                  Rates of Stock Price
                           Options              Warrants                                    Appreciation for
                           Granted/             Issued to   Exercise or Basic            Options/Warrants (/2/)
                           Warrants             Employees         Price       Expiration -----------------------
Name                        Issued               in 1998    (per share) (/1/)    Date        5%          10%
----                      ----------          ------------- ----------------- ---------- ----------- -----------
Robert A. Alter.........   120,000 (/3/)(/4/)     17.7%          $16.25        01/15/08  $ 1,226,344 $ 3,107,798
                            50,000 (/3/)           7.4%           15.88        03/02/08      499,342   1,265,432
                           130,000 (/5/)          19.2%            9.50        09/24/03      341,208     753,980
                            83,600 (/5/)          12.4%           10.50        09/24/03      242,520     535,906
                            24,000 (/5/)           3.6%           16.63        09/24/03      110,262     243,667
                           120,000 (/5/)          17.7%           16.25        09/24/03      538,749   1,190,495

Charles L. Biederman....    30,000 (/3/)(/4/)      4.4%           16.25        01/15/08      306,586     776,949
                            10,680 (/5/)           1.6%            9.50        09/24/03       28,032      61,942
                            26,000 (/5/)           3.8%            9.88        09/24/03       70,971     156,828
                            16,720 (/5/)           2.5%           10.50        09/24/03       48,504     107,181
                             6,000 (/5/)           0.9%           16.63        09/24/03       27,567      60,917
                            30,000 (/5/)           4.4%           16.25        09/24/03      134,687     297,624

R. Terrence Crowley.....        --                  --              --              --           --          --

Kenneth J. Biehl (/6/)..        --                  --              --              --           --          --

--------
(1) The exercise price may be paid in cash, in shares of the Company's Common Stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares. The Company may also finance the option/warrant exercise by loaning the holder sufficient funds to pay the exercise price for the purchased shares, together with any federal and state income tax liability incurred by the holder in connection with such exercise. The Compensation Committee of the Board of Directors, as the Plan Administrator of the Company's 1994 Stock Incentive Plan, has the discretionary authority to reprice the options and warrants through the cancellation of those options and warrants and the grant of replacement options and warrants with an exercise price based on the fair market value of the underlying shares on the grant date.

(2) There is no assurance provided to any executive officer or any other holder of the Company's securities that the actual stock price appreciation over the option or warrant term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the Common Stock does in fact appreciate over the option term, no value will be realized from the option grants or warrant issuances made to the executive officers.

(3) The options were granted under the Company's 1994 Stock Incentive Plan. Each option becomes exercisable in a series of five (5) equal annual installments measured from the grant date. The options will automatically accelerate in full in the event of an acquisition of the Company by a merger or asset sale in which such option is not to be assumed or replaced by the successor corporation. Each option includes a limited stock appreciation right which provides the optionee with the right, exercisable upon the successful completion of a hostile tender offer for more than 50% of the Company's outstanding voting securities, to surrender the option to the Company, to the extent the option is exercisable for vested shares, in return for a cash distribution per surrendered option share equal to the excess of (i) the fair market value on the surrender date over (ii) the option exercise price payable per share. Each option has a maximum term of ten years, subject to earlier termination following the optionee's cessation of service with the Company.

(4) The options were granted on January 16, 1998 and were intended to provide Messrs. Alter and Biederman with a source of funding for their obligations to support stock appreciation rights granted by Sunstone Hotel Properties, Inc. to its employees. The options were cancelled effective September 25, 1998 and replaced with transferable warrants for the same number of shares at the same exercise price. See footnote (5) below.

(5) The transferable warrants were granted under the Company's 1994 Stock Incentive Plan. Each warrant was granted in replacement of a previously granted option for the same number of shares, at the same exercise price, which was cancelled effective September 25, 1998. Each warrant becomes exercisable in full on October 25, 1999. The warrants will accelerate and become fully exercisable in the event of an acquisition of the Company or Sunstone Hotel Properties, Inc. by a merger or asset sale or in the event Sunstone Hotel Properties, Inc. completes an initial public offering of its Common Stock yielding net proceeds of at least $15 million. The warrants are being assigned by Messrs. Alter and Biederman to employees of Sunstone Hotel Properties, Inc. of which Mr. Alter and Mr. Biederman own eighty percent (80%) and twenty percent (20%), respectively, of the outstanding voting securities. See "Certain Transactions--Lessee SAR/Warrant Exchange Program."

(6) Mr. Biehl resigned his position as Chief Financial Officer of the Company on February 26, 1999.

Option Exercises and Holdings

  The following table provides information, with respect to the Named Executive Officers, concerning the exercise of options during the 1998 fiscal year and unexercised options and warrants held by them at the end of that fiscal year. No stock appreciation rights were exercised by any such officer during such year and, except for the stock appreciation rights described in footnote (1) above, no stock appreciation rights were outstanding on December 31, 1998.

                                   AGGREGATE
           OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END
                             OPTION/WARRANT VALUES

                                                             Number of                 Value of
                                                       Securities Underlying          Unexercised
                                                            Unexercised              In-the-Money
                                                        Options/Warrants at       Options/Warrants at
                            Shares                            FY-End                 FY-End (/2/)
                           Acquired       Value      ------------------------- -------------------------
Name                      on Exercise Realized (/1/) Exercisable Unexercisable Exercisable Unexercisable
----                      ----------- -------------- ----------- ------------- ----------- -------------
Robert A. Alter.........       --             --       32,000       560,600        $ 0          $ 0
Charles L. Biederman....    38,680       $282,318      26,320       248,080          0            0
R. Terrence Crowley.....       --             --       20,000        80,000          0            0
Kenneth J. Biehl (/3/)..       --             --        3,000        12,000          0            0

--------
(1) Based on the market price of the purchased shares on the exercise date less the option exercise price paid for those shares.
(2) Based on the fair market value of the option or warrant shares at fiscal year-end ($9.4375 per share) less the exercise price.
(3) Mr. Biehl resigned his position as Chief Financial Officer of the Company on February 26, 1999.

Management Contracts and Change in Control Agreements

  Messrs. Alter and Biederman each have entered into Employment Agreements with the Company. Each Employment Agreement is for a one-year term which will renew automatically until terminated. Mr. Alter's base salary is $120,000 per year, subject to increases approved by the Compensation Committee. Mr. Biederman's base salary is $30,000 per year, subject to increase based on recommendations by the President for performance of special assignments. Mr. Alter is required to devote substantially all of his time to the business of the Company, while Mr. Biederman is not. The Company is required to maintain a comprehensive medical plan, life insurance and other fringe benefits for both Messrs. Alter and Biederman. Upon a termination without cause, the Company is required to pay one year's base salary to Mr. Alter and Mr. Biederman.

  As Plan Administrator of the Company's 1994 Stock Incentive Plan, the Compensation Committee of the Board of Directors has the authority to provide for the accelerated vesting of any outstanding options to purchase shares of the Company's Common Stock held by the Named Executive Officers under such plan, in the event their employment were to be terminated (whether involuntarily or through a forced resignation) following (i) an acquisition of the Company by merger or asset sale or (ii) a hostile change in control of the Company (whether by successful tender offer for more than 50% of the outstanding voting stock or by proxy contest for the election of Board members).

Compensation Committee Interlocks and Insider Participation

  The Compensation Committee of the Board of Directors as of December 31, 1998 is comprised of Messrs. Gould, Bingham, Lambert and Sondker. None of such persons was at any time during the fiscal year ended December 31, 1998, or at any other time an officer or employee of the Company.

  No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

                         COMPENSATION COMMITTEE REPORT

Overview and Philosophy

  The Compensation Committee (the "Committee") of the Company's Board of Directors is responsible for establishing the compensation payable to the Company's executive officers. Such compensation is primarily comprised of the following elements: base salary, annual performance incentives and stock options.

  It is the Committee's objective that executive compensation be directly influenced by the Company's business results. Accordingly, the Company's executive compensation program is structured to stimulate and reward exceptional performance that results in enhanced corporate and stockholder values. To reinforce the attainment of Company goals, the Committee determined that a substantial portion of the compensation for the executive officers for the 1998 fiscal year should be in the form of cash bonuses, based upon the Company's performance in 1998, and stock options.

Compensation Components

 Base Salary

  The base salary for each executive officer is set on the basis of personal performance, the Compensation Committee's assessment of salary levels in effect for comparable positions with the Company's principal competitors and internal comparability considerations. The weight given to each of these factors may vary from individual to individual. Base salaries are reviewed on an annual basis, and adjustments, if any, will be made in accordance with the factors indicated above. For the 1998 fiscal year, the base salary for Mr. Biederman was set at $30,000, the same level as that established for the 1997 fiscal year, which had been determined by the employment agreement entered into by Mr. Biederman at the time of the initial public offering of the Company's Common Stock.

 Cash Bonuses

  The Compensation Committee awarded bonuses in fiscal 1998 designed to reward executive officers on the basis of each executive officer's individual performance. Mr. Biederman was awarded cash bonuses in an aggregate amount of $200,000 in recognition of his contribution to the renovation and reconstruction activity he supervised during fiscal year 1998. Four cash bonus awards, each in the amount of $50,000, were paid based on the construction expenditures for renovations of 20 of the Company's hotels which are undertaken during fiscal year 1998.

 Stock Options

  Stock options are designed to align the interests of the executive officers with those of the stockholders and to provide each with an equity stake in the business. The Compensation Committee has established general guidelines for awarding options to executive officers which takes into account an individual's current position with the Company, comparability with grants made to other Company executives, and his or her potential for growth within the Company. The Compensation Committee does not always strictly adhere to these guidelines and will occasionally vary the size of the option award as circumstances warrant. In 1998, Mr. Biederman received a stock option for 30,000 shares. However, that option was intended to serve as a source of funding for Mr. Biederman's obligations to support stock appreciation rights granted by Sunstone Hotel Properties, Inc. to its employees. The option was cancelled effective September 25, 1998 and replaced with a transferable warrant for the same number of shares at the same exercise price. See "Certain Transactions--Lessee SAR/Warrant Exchange Program." No stock options were awarded to either of Messrs. Crowley or Biehl in 1998.

Chief Executive Officer Performance and Compensation

  In establishing Mr. Alter's base salary, cash bonus and stock option grants for fiscal 1998, the Committee considered information regarding the compensation paid to presidents of other publicly-held hotel real estate investment trusts and also considered the compensation paid to Mr. Alter by Sunstone Hotel Management, Inc. and Sunstone Hotel Properties, Inc. during 1998. For the 1998 fiscal year, the base salary for Mr. Alter was set at the same level as that established for the 1997 fiscal year which had been determined by the employment agreement entered into by Mr. Alter at the time of the initial public offering of the Company's Common Stock. Mr. Alter earned a cash bonus of $100,000 for fiscal year 1998 in recognition of his increased responsibilities in managing the Company as a result of its significant growth in 1998 and in light of the relatively low base salary paid to Mr. Alter in 1998.

  In 1998, Mr. Alter was granted two options to purchase shares of the Company's Common Stock under the Company's 1994 Stock Incentive Plan. The first option, for 120,000 shares, was intended to serve as a source of funding for Mr. Alter's obligations to support stock appreciation rights granted by Sunstone Hotel Properties, Inc. to its employees. The option was cancelled effective September 25, 1998 and replaced with a transferable warrant for the same number of shares at the same exercise price. See "Certain Transactions-- Lessee SAR/Warrant Exchange Program".

  The second option, for 50,000 shares, was granted in March 1998 and becomes exercisable in a series of five (5) equal annual installments over Mr. Alter's period of service with the Company. Accordingly, the option will provide a return only if Mr. Alter remains with the Company and only if the market price of the Company's Common Stock appreciates over the term of the option.

Compliance with Internal Revenue Code Section 162(m)

  Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to publicly held companies for compensation exceeding $1 million paid to certain executive officers. The compensation paid to the Company's executive officers for the 1998 fiscal year did not exceed the $1 million limit per officer, nor is it expected that the compensation to be paid to the Company's executive officers for fiscal 1999 will exceed that limit. The Company's 1994 Stock Incentive Plan is structured so that any compensation deemed paid to an executive officer when he exercises an outstanding option under that Plan with an exercise price equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation which will not be subject to the $1 million limitation. Because it is very unlikely that the cash compensation payable to any of the Company's executive officers in the foreseeable future will approach the $1 million limit, the Compensation Committee has decided at this time not to take any other action to limit or restructure the elements of cash compensation payable to the Company's executive officers. The Compensation Committee will reconsider this decision should the individual compensation of any executive officer ever approach the $1 million level.

  It is the opinion of the Committee that the adopted executive compensation policies and plans provide the necessary total remuneration program to align, in the context of the Company's relationship with the Lessee necessitated by the Internal Revenue Code for Real Estate Investment Trusts, the Company's performance and the interests of the Company's stockholders with competitive and equitable executive compensation in a balanced and reasonable manner, for both the short- and long-term.

  This report has been furnished by members of the Compensation Committee.

                                          COMPENSATION COMMITTEE
                                              Fredric H. Gould
                                              H. Raymond Bingham
                                              David E. Lambert
                                              Edward H. Sondker

                            STOCK PERFORMANCE GRAPH

  The following graph compares the change in the Company's stockholder return on the Common Stock during 1998 (which is traded on the New York Stock Exchange under the symbol "SSI") with the changes in (i) the Standard & Poor's 500 Stock Index (the "S&P 500 Index"), (ii) the National Association of Real Estate Trust Equity Index ("NAREIT Equity Index") and (iii) a peer group of six issuers with similar businesses ("Peer Group") for the same period, assuming a base investment of $100 in the Common Stock in each index for comparative purposes.

                        SUNSTONE HOTEL INVESTORS, INC.


                      [SUNSTONE HOTEL GRAPH APPEARS HERE]

  The foregoing graph is based upon the following data:

                         Aug 16, Dec 31, Jun 30, Dec 31, Jun 30, Dec 31, Mar 31, Jun 30, Sep 30, Dec 31,
         INDEX             95      95      96      96      97      97      98      98      98      98
         -----           ------- ------- ------- ------- ------- ------- ------- ------- ------- -------
Sunstone Hotel
 Investors.............. 100.00  111.71  121.24  152.97  175.38  219.51  203.60  172.41  120.09  129.01
S&P..................... 100.00  110.98  122.17  136.35  164.45  181.66  207.23  214.07  192.78  233.83
NAREIT Equity Index..... 100.00  108.05  116.22  148.35  157.19  179.74  178.76  170.83  153.53  149.86
Peer Group.............. 100.00  110.07  120.86  153.72  162.27  176.52  179.17  154.58  122.42  124.86

--------
(1) The peer group companies consist of MeriStar Hospitality Corporation, Boykin Lodging Company, Equity Inns, Felcor Suite Hotels, Inc., Innkeepers USA Trust and RFS, Inc.

  The foregoing price performance comparisons shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, (the "Securities Act"), or under the Exchange Act, except to the extent that the Company specifically incorporates this graph by reference and shall not otherwise be deemed filed under the Securities Act or Exchange Act.

  There can be no assurance that the Company's share performance will continue into the future with the same or similar trends depicted in the above graph. The Company will not make or endorse any predictions as to future share performance.

                             CERTAIN TRANSACTIONS

  The Company, a Maryland corporation, was formed on September 21, 1994, as a real estate investment trust ("REIT"). The Company completed an initial public offering (the "Offering") on August 16, 1995 and contributed the net proceeds therefrom to Sunstone Hotel Investors, L.P. (the "Partnership"). On October 15, 1997, the Company purchased a portfolio consisting of 17 hotels (the "Kahler Hotels"). In order to qualify as a REIT, neither the Company nor the Partnership may operate hotels. As of March 24, 1999, the Partnership has a portfolio of 56 hotels which it leases to Sunstone Hotel Properties, Inc. (the "Lessee") pursuant to separate percentage leases which provide for rent payments equal to the greater of (i) fixed based rent and (ii) percentage rent based on room revenues, Lessee's food and beverage revenues and sublease and concession rentals (the "Percentage Leases"). The Lessee is owned by Robert A. Alter, Chairman and President of the Company (80%) and Charles L. Biederman, Vice Chairman and Executive Vice President of the Company (20%). The Lessee has entered into a management agreement (the "Management Agreement") pursuant to which all of the hotels it leases from the Partnership are managed by Sunstone Hotel Management, Inc. (the "Management Company"), of which Mr. Alter is the sole shareholder.

  The Company and the Partnership have entered into a number of transactions and agreements with Mr. Alter and Mr. Biederman and certain of their affiliates.

Percentage Leases

  In order to qualify as a REIT, the Partnership has leased each of its hotels to the Lessee pursuant to the Percentage Leases. Each Percentage Lease has been approved by a majority of the Independent Directors. The Percentage Leases are designed to allow the Company to participate in revenue growth by providing that (i) between approximately 9% to 50% in the first tier and 60% to 68% in the second tier of room revenues in excess of specified amounts,
(ii) 5% of the Lessee's food and beverage revenues, (iii) 100% of any sublease and concession rentals, and (iv) other net revenues described in the Percentage Lease for the applicable hotel in excess of base rent will be paid to the Partnership as percentage rent. Once such expenses together with all other operating expenses of each hotel is paid by the Lessee, the Lessee will be entitled to all of the net income from the hotels.

Management Agreement

  The Lessee has entered into the Management Agreement with the Management Company for each of the hotels it leases from the Partnership. Pursuant to the Management Agreement, the Management Company provides management and administrative services to the Lessee in consideration for between 1% to 2% of gross revenue of the hotels and reimbursement of certain direct expenses incurred by the Management Company for the Lessee. As the sole shareholder of the Management Company, Mr. Alter would be entitled to the net income of the Management Company. Because of the Lessee's current financial condition, the Management Company has agreed to abate payment of management fees and reimbursements, up to a maximum of $3.5 million during 1998. Through December 31, 1998, management fees amounting to $3.3 million have been abated. No such agreement is in effect for 1999.

Employment Agreements

  The Company entered into Employment Agreements with each of Mr. Alter and Mr. Biederman that renew automatically each August 16 until terminated. Mr. Alter serves as President and is required to devote substantially all of his time to the business of the Company with an annual base compensation of $120,000 a year subject to any further increases approved by the Compensation Committee. Mr. Biederman serves as Executive Vice President for an annual base compensation of $30,000, subject to any increases based on recommendations by the President of the Company for performance of special assignments. Mr. Biederman is not required to devote substantially all of his time to the business of the Company. Each of the Employment Agreements restrict competitive activities by Mr. Alter, Mr. Biederman or any of their affiliates.

Transactions with Lessee

  The Lessee and Company entered into a series of transactions during fiscal year 1998 relating to the hotels acquired by the Company and leased to the Lessee. Mr. Alter owns 80% and Mr. Biederman owns 20% of the Lessee. During fiscal 1998, the Company reimbursed the Lessee $962,000 for certain Lessee's employees' salaries and identifiable expenses incurred in connection with acquisition and construction services. Commencing in 1999, the Lessee employees involved in acquisition and construction services became employees of the Company.

  Upon the execution of each Percentage Lease, the Company assigns all hotel operating assets and liabilities to the Lessee at the Company's cost. The Lessee records all such hotel operating assets and liabilities at the Company's cost with a corresponding net amount payable to or receivable from the Company, depending on whether net assets or liabilities were assigned. During 1998, the net assets assigned in this manner totaled $218,000.

  The Lessee was reimbursed in 1998 by the Company for $1.6 million in costs it incurred related to the Company's renovation of the hotels. In addition, the Company reimbursed the Lessee for general and administrative expenses incurred by the Lessee on behalf of the Company. The total costs reimbursable to the Lessee during 1998 totaled $167,000.

  During 1998, the Lessee reconveyed to the Company certain hotel telephone equipment relating to hotels acquired from Kahler that was being leased from a third party pursuant to a capital lease agreement. The equipment carried at $404,000 and related capital lease obligation of $421,000 were previously assigned to the Lessee by the Company. The Company agreed to assume the capital lease obligation and to reimburse the Lessee for all lease payments made by the Lessee since the equipment was assigned to the Lessee in October 1997.

  During 1998, the Lessee reconveyed to the Company approximately $2.2 million in china, glass, silver and linen that was previously assigned to the Lessee by the Company and originally recorded by the Lessee at the Company's cost.

Transactions With Management Company

  The Company paid Sunstone Hotel Management, Inc. (the "Management Company") $171,000 in 1998 for certain accounting and management services relating to taking over newly acquired hotels. Additionally, the Company paid the Management Company $18,000 for employee salaries, identifiable employee expenses and other costs incurred in connection with acquisition, and construction and renovation services performed for the Company during 1998. Mr. Alter owns 100% of the Management Company.

Third Party Pledge

  Mr. Alter and Mr. Biederman, the stockholders of the Lessee, have through March 24, 1999 pledged to the Partnership 481,955 Units with a value equal to approximately $3.5 million, to secure the Lessee's obligations under the Percentage Leases. Provided no event of default under any Percentage Lease exists, the pledged Units corresponding to a particular Percentage Lease will be returned to the pledgors on the third anniversary of such Percentage Lease. The Independent Directors approved an amendment to the Third Party Pledge Agreement with Mr. Alter and Mr. Biederman to limit the total number of Units that would be required to be pledged to secure the Lessee's obligations under the Percentage Leases to four (4) months base rent under each new Percentage Lease, up to an aggregate of 481,955 Units. The Independent Directors also approved an amendment to the pledge agreement with Mr. Alter and Mr. Biederman to limit the total number of Units that would be required to be pledged to the number currently owned. The Independent Directors also approved the subordination of the Company's lien in the Units to a lien proposed in favor of an institutional lender that, as a condition to making a proposed working capital facility available to the Lessee, has required that Mr. Alter guarantee the loan and secure it with a first priority lien in his Units. The loan was recently restructured so that the lender has made the loan directly to Mr. Alter, who in turn lends the money to the Lessee.

Unit Purchase Agreement

  Mr. Alter and Mr. Biederman have entered into a unit purchase agreement with the Company, the Lessee and the Partnership to use distributions from the Lessee, in excess of their tax liability for earnings of the Lessee, to either accumulate reserves for the Lessee's rental obligations due under the Percentage Leases, or purchase from the Partnership additional Units at the then current market price of the Common Stock. The unit purchase agreement will remain in effect so long a there is a Percentage Lease in effect. The Lessee has lost money since its inception and has a cumulative deficit of $10.5 million as of December 31, 1998. Therefore, neither Mr. Alter nor Mr. Biederman have purchased any Units under this Agreement.

Lessee SAR/Warrant Exchange Program

  In 1996, the Lessee implemented its 1996 Stock Appreciation Rights Plan (the "Lessee SAR Plan"), pursuant to which employees of the Lessee were granted stock appreciation rights ("SARs") with a base price per share tied to the fair market value of the Company's Common Stock on the date of grant of the SAR. Each SAR entitled the holder, to the extent vested in the SAR shares, to surrender the SAR and receive from the Lessee, with respect to each SAR share surrendered, a cash payment equal to the excess of the fair market value per share of the Company's Common Stock on the date of exercise over the SAR base price per share. Messrs. Alter and Biederman agreed to contribute in cash, in the 80%/20% proportion reflecting their respective ownership interests in the Lessee, the amount necessary to enable the Lessee to pay the amounts due to the Lessee's employees upon exercise of their SARs, to the extent the Lessee did not otherwise have sufficient cash available to meet such obligation. In consideration for their services to the Company, during the period from August 1995 to January 1998, the Company granted Messrs. Alter and Biederman options (the "SAR Support Options"), under the Company's 1994 Stock Incentive Plan to purchase up to an aggregate of 447,000 shares of Common Stock at exercise prices ranging from $9.50 to $16.63 per share, to provide them with a source of cash to fund this obligation to the Lessee.

  For financial reporting purposes, the Lessee was required to record a compensation expense with respect to all outstanding SARs, equal to the appreciation in the fair market value of the number of shares of Common Stock covered by such SARs over the aggregate amount of the base prices established for such SARs. Because of the negative impact of such compensation expense on the Lessee's financial statements, the Lessee determined in September 1998 that it was in its best interest to terminate the Lessee SAR Plan and cancel the outstanding SARs. However, it was determined that, in order to continue to incentivize the Lessee's employees, it was necessary to provide them with an alternative equity incentive program linked to the Company's Common Stock. Accordingly, effective September 25, 1998 the Company awarded to each of Messrs. Alter and Biederman transferable warrants to purchase an aggregate of 454,500 shares of the Company's Common Stock under the Company's 1994 Stock Incentive Plan (the "Warrants") at exercise prices ranging from $9.50 to $16.63 per share. Messrs. Alter and Biederman each agreed to assign their Warrants to the SAR holders to replace the SARs, which the SAR holders agreed to surrender to the Lessee for cancellation. Messrs. Alter and Biederman surrendered the SAR Support Options to the Company for cancellation as they were no longer required to fund the SARs. Each Warrant issued to Messrs. Alter and Biederman covers the same number of shares of Common Stock covered by the SAR Support Option which such warrant replaces and is exercisable at the same exercise price as applied under such SAR Support Option. Each Warrant becomes exercisable in full on October 25, 1999 and remains so exercisable until September 24, 2003. Upon assignment of each Warrant to an employee of the Lessee, the shares of the Company's Common Stock purchasable upon exercise of such Warrant are subject to repurchase by the assignors (in the ratio of approximately 80% repurchasable by Mr. Alter and approximately 20% by Mr. Biederman), at the warrant exercise price paid per share, in the event the assignee terminates service with the Lessee prior to vesting in the warrant shares. Such repurchase right will lapse, and the assignee will vest in the Warrant Shares, over the assignee's continued period of service with the Lessee in accordance with the vesting schedule which applied under the surrendered SAR which such Warrant replaced.

Consulting Agreement with Mr. Geller

  In July 1996, the Company entered into a consulting agreement with Mr. Geller, a member of the Board of Directors. Through his company, Geller & Co., Mr. Geller provides strategic consulting services to the Company for a two-year period with an option at the Company's election to extend for an additional year. The Company has exercised the option to extend the term until July 1999. The Company will pay Geller & Co.'s expenses in connection with services rendered to the Company. In consideration for services rendered by Mr. Geller under the consulting agreement, Mr. Geller has been granted non-qualified options to purchase 50,000 shares of Common Stock, which will vest in equal installments each month over 24 months. Of these options, 25,000 are exercisable at $10.50 per share and 25,000 at $15.50 per share. In addition, Mr. Geller receives each quarter during the term of the agreement a restricted stock grant of 1,250 shares of Common Stock.

                      APPOINTMENT OF INDEPENDENT AUDITORS

  The accounting firm of Ernst & Young LLP, the Company's independent public accountants for the fiscal year ended December 31, 1998, was selected by the Board of Directors, upon recommendation of the Audit Committee, to act in the same capacity for the fiscal year ending December 31, 1999.

  Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will be available to respond to appropriate questions and to make such statements as they may desire.

     COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and the National Association of Securities Dealers. Officers, directors and stockholders owning greater than 10% of the Common Stock of the Company are required by SEC regulations to furnish the Company with copies of all reports filed pursuant to Section 16(a).

  Based solely on review of copies of such reports required by Section 16(a) or written representations that no such reports were required, the Company believes that during 1998, all of its officers, directors, and stockholders owning greater than 10% of the Common Stock of the Company timely complied with all applicable Section 16(a) filing requirements other than except as set forth below.

                             STOCKHOLDER PROPOSALS

  Proposals of stockholders of the Company which are intended to be presented by stockholders at the Company's 2000 Annual Meeting must be received by the Company no later than November 14, 1999 to be included in the proxy statement and form of proxy relating to the 2000 Annual Meeting.

                              1998 ANNUAL REPORT

  The Company's Annual Report for the fiscal year ended December 31, 1998, including audited financial statements, is being sent with this Proxy Statement to all stockholders of record as of April 12, 1999. Except for "Executive Officers of the Registrant" from Part I of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, the Annual Report is not incorporated into this Proxy Statement and is not considered proxy solicitation material.

                                   FORM 10-K

  Copies of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 as filed with the SEC will be provided to stockholders without charge upon written request to Robert A. Alter, Sunstone Hotel Investors, Inc., 903 Calle Amanecer, San Clemente, California 92673.

                                          By Order of the Board of Directors

                                          /s/ ROBERT A. ALTER
                                          -------------------------
                                          ROBERT A. ALTER
                                          Secretary

San Clemente, California
March 24, 1999

                                 FORM OF PROXY

                           SUNSTONE HOTEL INVESTORS

                                     PROXY

                 ANNUAL MEETING OF STOCKHOLDERS, MAY 24, 1999
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned revokes all previous proxies, acknowledges receipt of the Notice of Annual Meeting of Stockholders To Be Held On May 24, 1999 and the accompanying Proxy Statement, and appoints Robert A. Alter, Charles L. Beiderman, C. Robert Enever, David E. Lambert, H. Raymond Bingham, Laurence S. Geller, Fredric H. Gould, Edward H. Sondker, Paul D. Kazilionis, and each of them, the proxy of the undersigned, with full power of substitution, to vote all shares of the Common Stock of Sunstone Hotel Investors, Inc., which the undersigned is entitled to vote, either on his own or her own behalf, or on behalf of an entity or entities, at the Annual Meeting of Stockholders of Sunstone Hotel Investors, Inc. to be held at the San Clemente offices located at 903 Calle Amanecer, on May 24, 1999, at 9:00 a.m. local time, and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if present thereat. The Shares represented by this Proxy shall be voted in the following manner.

                 (Continued and to be signed on reverse side)

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
                             FOLD AND DETACH HERE

                                                                                Please mark your votes
                                                                                as indicated in this example [X]

1. To elect the following directors                    WITHHOLD AUTHORITY       2. In their discretion, the proxies are authorized
   to serve for a term of three years:      FOR             TO VOTE             to vote upon matters not known to the Board of
                                            [_]               [_]               Directors as of the date of the accompanying proxy
(Instructions: To withhold authority                                            statement, approval of minutes of the prior annual
to vote for any individual nominee,                                             meeting, matters incident to the conduct of the
strike that nominee's name below.)                                              meeting and to vote for any nominee of the Board
                                                                                whose nomination results from the inability of
C. Robert Enever                                                                any of the above named nominees to serve.

David E. Lambert
                                                                                   In addition, the proxies are authorized, in their
Edward H Sondker                                                                discretion, to vote upon such other matters as may
                                                                                properly come before the Annual Meeting. The Board
                                                                                of Directors recommends a vote FOR the nominees
                                                                                listed above. This Proxy, when properly executed
                                                                                will be voted as specified above. THIS PROXY WILL BE
                                                                                VOTED FOR THE NOMINEES LISTED ABOVE IF NO
                                                                                SPECIFICATION IS MADE.

                                                                                      PLEASE RETURN YOUR EXECUTED PROXY TO
                                                                                       CHASE MELLON SHAREHOLDERS SERVICES
                                                                          IN THE ENCLOSED SELF-ADDRESSED, POSTAGE PRE-PAID ENVELOPE

                                                                                      PLEASE MARK, SIGN, DATE AND RETURN THIS
                                                                                             PROXY CARD PROMPTLY USING
                                                                                              THE ENCLOSED ENVELOPE.


Signature:                                                                                        Date:
          _______________________________________________________________________________________       __________________________
(This Proxy must be signed exactly as your name appears hereon. Executors, administrators, trustees, etc., should give full title as such. If the stockholder is a corporation, a duly authorized officer should sign on behalf of the corporation and should indicate his or her title.)
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
                                                       FOLD AND DETACH HERE
